UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*

RLJ Entertainment, Inc.
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(Name of Issuer)

Common Stock, Par Value $0.001 Per Share
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(Title of Class of Securities)

74965F104
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(CUSIP Number)

February 20, 2014
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(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

   Rule 13d-1(b)
X  Rule 13d-1(c)
   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 74965F104                    13G                     Page 2 of 11
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1.  NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sudbury Capital Fund, LP
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)  ?
(b)  ?
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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5.  SOLE VOTING POWER

0
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6.  SHARED VOTING POWER.1

288,743
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7.  SOLE DISPOSITIVE POWER

0
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8.  SHARED DISPOSITIVE POWER

288,743
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5.02%
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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)?
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.02%
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12.  TYPE OF REPORTING PERSON (see instructions)

Partnership (PN)
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1. Sudbury Capital Fund, LP has a right to purchase 381,292 ordinary shares pursuant to warrant agreements expiring October 3, 2017 by and among Sudbury Capital Fund, LP and the Issuer. Such shares are not counted in Items 6 and 8 of the above figures because Sudbury Capital Fund, LP may not be deemed to have voting and dispositive power over such 381,292 ordinary shares because those shares are currently not held by Sudbury Capital Fund, LP.

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CUSIP No. 74965F104                    13G                     Page 3 of 11
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1.   NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sudbury Holdings, LLC
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)  ?
(b)  ?
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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5.  SOLE VOTING POWER

0
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6.  SHARED VOTING POWER

288,743
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7.  SOLE DISPOSITIVE POWER

0
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8.  SHARED DISPOSITIVE POWER

288,743
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

288,743
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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)?
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.02%
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12.  TYPE OF REPORTING PERSON (see instructions)

Parent Holding Company/Control Person (HC)

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CUSIP No. 74965F104                    13G                     Page 4 of 11
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1.  NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sudbury Capital GP, LP
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)  ?
(b)  ?
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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5.  SOLE VOTING POWER

0
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6.  SHARED VOTING POWER

288,743
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7.  SOLE DISPOSITIVE POWER

0
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8.  SHARED DISPOSITIVE POWER

288,743
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

288,743
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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)?
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.02%
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12.  TYPE OF REPORTING PERSON (see instructions)

Partnership (PN)

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CUSIP No. 74965F104                    13G                     Page 5 of 11
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1.  NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sudbury Capital Management, LLC
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)  ?
(b)  ?
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5.  SOLE VOTING POWER

0
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6.  SHARED VOTING POWER

288,743
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7.  SOLE DISPOSITIVE POWER

0
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8.  SHARED DISPOSITIVE POWER

288,743
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

288,743
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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)?
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.02%
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12.  TYPE OF REPORTING PERSON (see instructions)

Investment Adviser (IA)

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CUSIP No. 74965F104                    13G                     Page 6 of 11
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Item 1.

(a) Name of Issuer

The name of the issuer is RLJ Entertainment, Inc. (RLJE) (herein referred to as "Issuer").

(b) Address of Issuer's Principal Executive Offices

The principal executive offices of the issuer are located at 8515 Georgia Avenue, Suite 650, Silver Spring, MD.



Item 2.

(a) Name of Person Filing

Pursuant to Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby files this Schedule 13G Statement on behalf of Sudbury Capital Fund, LP, a Delaware limited partnership; Sudbury Holdings, LLC a Delaware limited liability company; Sudbury Capital Management, LLC a Delaware limited liability company; and Sudbury Capital GP, LP, a Delaware limited partnership, the "Reporting Persons." Furthermore, information is included herein with respect to Dayton R. Judd. These parties collectively will be referred to as "Item 2 Person." The Item 2 Person is filing this statement jointly. Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that they constitute a "group."

(b) Address of the Principal Office or, if none, residence

The address of the business office of Sudbury Capital Fund, LP, Sudbury Capital Management, LLC and Sudbury Capital GP, LP; and Dayton R. Judd is 878 S. Denton Tap Road, Suite 220, Coppell, TX 75019.

(c) Citizenship

The natural person listed in Item 2(a) is a citizen of the United States of America.

(d) Title of Class of Securities

The schedule 13G statement relates to Common stock, par value $0.001 per share, of the Issuer (the "Stock").

(e) CUSIP Number


The CUSIP number for the Stock is 74965F104.

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CUSIP No. 74965F104                    13G                     Page 7 of 11
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Item 3.  Filing pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c).
This Schedule 13G statement is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).




Item 4. Ownership

Sudbury Capital Fund, LP:

     (a) Amount beneficially owned:  670,035.

     (b) Percent of class: 5.02%

     (c) Number of shares to which the person has:

          (i) Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote 288,743.

          (iii) Sole power to dispose or to direct the disposition of : 0

          (iv) Shared power to dispose or to direct the disposition of 288,743.

Sudbury Holdings, LLC:

Because Sudbury Holdings, LLC is the Parent Company of Sudbury Capital Fund, LP, Sudbury Holdings, LLC may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock.

     (a) Amount beneficially owned:  670,035.

     (b) Percent of class: 5.02%

     (c) Number of shares to which the person has:

          (i) Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote 288,743.

          (iii) Sole power to dispose or to direct the disposition of : 0

          (iv) Shared power to dispose or to direct the disposition of 288,743.


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CUSIP No. 74965F104                    13G                     Page 8 of 11
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Sudbury Capital GP, LP:

Because Sudbury Capital GP, LP is the general partner of Sudbury Capital Fund, LP, Sudbury Capital GP, LP may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock.

     (a) Amount beneficially owned:  670,035.

     (b) Percent of class: 5.02%

     (c) Number of shares to which the person has:

          (i) Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote 288,743.

          (iii) Sole power to dispose or to direct the disposition of : 0

          (iv) Shared power to dispose or to direct the disposition of 288,743.

Sudbury Capital Management, LLC:

Because Sudbury Capital Management, LLC is the Investment Adviser of Sudbury Capital Fund, LP, Sudbury Capital Management, LLC, may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock.

     (a) Amount beneficially owned:  670,035.

     (b) Percent of class: 5.02%

     (c) Number of shares to which the person has:

          (i) Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote 288,743.

          (iii) Sole power to dispose or to direct the disposition of : 0

          (iv) Shared power to dispose or to direct the disposition of 288,743.

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CUSIP No. 74965F104                    13G                     Page 9 of 11
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Dayton Judd:

Because Dayton Judd is a member of Sudbury Holdings, LLC and Sudbury Capital Management, LLC, and a limited partner of Sudbury Capital GP, LP, Dayton Judd may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock.

     (a) Amount beneficially owned:  670,035.

     (b) Percent of class: 5.02%

     (c) Number of shares to which the person has:

          (i) Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote 288,743.

          (iii) Sole power to dispose or to direct the disposition of : 0

          (iv) Shared power to dispose or to direct the disposition of 288,743.



Item 5. 	Ownership of Five Percent or Less of a Class.

Not Applicable



Item 6.  	Ownership of More than Five Percent on Behalf of Another
Person.

Not Applicable



Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company.

Not Applicable



Item 8.	Identification and Classification of Members of the Group.

Not Applicable



Item 9.	Notice of Dissolution of Group.

Not Applicable

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CUSIP No. 74965F104                    13G                    Page 10 of 11
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Item 10.	Certification

The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 2, 2015
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Date
Sudbury Capital Fund, LP


s/ Dayton Judd
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Signature



Member of the General Partner of
the General Partner of Sudbury
Capital Fund, LP
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Title

Sudbury Holdings, LLC

/s/ Dayton Judd
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Signature



Sole Member
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Title


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CUSIP No. 74965F104                    13G                    Page 11 of 11
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Sudbury Capital GP, LP

/s/ Dayton Judd
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Signature



Member of the General Partner of
the General Partner of Sudbury
Capital Fund, LP
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Title

Sudbury Capital Management, LLC


/s/ Dayton Judd
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Signature



Managing Member
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Title